Exhibit 99.1

For Immediate Release

Contact:	Deborah R. Gordon
Vice President, Investor Relations
Hologic, Inc.
(781) 999-7716

HOLOGIC ANNOUNCES THIRD QUARTER

FISCAL 2009 OPERATING RESULTS

Solid Quarterly Revenues and Performance

BEDFORD, Mass. (August 3, 2009) - Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostics, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the quarter ended June 27, 2009.

Highlights of the quarter include:

•	Revenues of $403.1 million.

•	Third quarter 2009 net income was $41.0 million or $0.16 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).

•

Third quarter 2009 non-GAAP adjusted net income was $74.9 million or $0.29 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) was $148.7 million. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

•

Term loan to fund the Third Wave Technologies acquisition reduced from an initial balance of $540 million at July 24, 2008 to $270 million as of June 27, 2009 and further reduced to $214 million as of today.

•	Food and Drug Administration (FDA) approval of our Adiana Permanent Contraception System on July 6, 2009.

Third quarter fiscal 2009 revenues totaled $403.1 million, a 6.1% decrease when compared to revenues of $429.5 million in the third quarter of fiscal 2008. The decrease was primarily attributable to the year-over-year decline in sales of Selenia systems. We believe this decline was due in large part to the current economic environment and the resulting delays and reductions in hospital capital spending and longer sales cycles. This overall decline was partially offset by: (i) growth in Diagnostics and Surgical product sales of $24.6 million as compared to the third quarter of fiscal 2008, including revenues of $10.3 million from Third Wave, which we acquired in July 2008; and (ii) an $8.2 million, or 18.1%, increase in service and other revenues primarily related to our increased installed base of Selenia full field digital mammography systems.

For the third quarter of fiscal 2009, Hologic reported net income of $41.0 million, or $0.16 per diluted share, compared with net income of $61.4 million, or $0.24 per diluted share, in the third quarter of fiscal 2008. Included in third quarter fiscal 2009 results were charges of $48.0 million attributable to the amortization of intangibles relating to the Cytyc merger and the Third Wave acquisition and, in addition, a full quarter of costs and expenses from Third Wave. Included in the third quarter of fiscal 2008 results were charges relating to the Cytyc merger of $25.1 million attributable to the amortization of intangibles and a restructuring charge of $6.4 million in connection with the resignation of the Company’s Executive Chairman in May 2008. There were no expenses attributable to Third Wave in the third quarter of fiscal 2008.

The Company’s non-GAAP adjusted net income for the third quarter of fiscal 2009 decreased 11.8% to $74.9 million compared to $84.9 million in the third quarter of fiscal 2008. The Company’s fiscal 2009 third quarter non-GAAP adjusted net income primarily excludes $53.5 million of amortization of the intangible assets acquired since fiscal 2006 and $0.3 million attributable to the increase in cost of revenues relating to the write-up of Third Wave inventory to fair value. The Company’s fiscal 2008 third quarter non-GAAP adjusted net income primarily excludes $30.6 million of amortization of the intangible assets acquired since fiscal 2006 and the restructuring charge of $6.4 million in connection with the resignation of the Company’s Executive Chairman in May 2008.

Non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (EPS), and adjusted EBITDA are non-GAAP financial measures. The Company’s definitions of these non-GAAP financial measures, and the reconciliations of these measures to the Company’s comparable GAAP financial measures for the presented periods of fiscal years 2009 and 2008, are set forth in the supplemental information attached to this press release. When analyzing the Company’s operating performance, investors should not consider these non-GAAP measures as a substitute for net income (loss) and earnings per share prepared in accordance with GAAP.

For the nine months ended June 27, 2009, revenues totaled $1,234.4 million, a 0.2% increase when compared to revenues of $1,232.0 million in the nine months ended June 28, 2008. The slight increase was primarily attributable to: (i) the inclusion of three full quarters (39 weeks) of revenues from the Diagnostics, GYN Surgical and MammoSite product lines acquired in the merger with Cytyc on October 22, 2007 compared to 36 weeks in the first three quarters of fiscal 2008; (ii) a $29.4 million, or 23.8%, increase in service and other revenues primarily related to our increased installed base of Selenia full field digital mammography systems; and (iii) revenues of $27.7 million from our acquisition of Third Wave in July 2008. Partially offsetting these increases was the year-over-year decline in sales of Selenia systems sold, primarily reflecting the more difficult economic and capital spending environment.

For the nine months ended June 27, 2009, Hologic reported a net loss of $2.21 billion, or $8.62 per diluted share, compared with a net loss of $241.2 million, or $0.99 per diluted share, for the comparable nine-month period in fiscal 2008. Included in the first nine months of fiscal 2009 results were charges of $2.34 billion for the impairment of goodwill relating to reporting units acquired from Cytyc, as discussed below, $137.2 million attributable to the amortization of intangibles relating to the Cytyc merger and the Third Wave acquisition, $4.1 million attributable to the write-off of certain intangible assets, and $1.1 million attributable to the increase in cost of revenues relating to the write-up of Third Wave inventory to fair value. Also included were three full quarters of operating expenses of $32.0 million from Third Wave. Included in the first nine months of fiscal 2008 results were charges relating to the Cytyc merger of $370.0 million attributable to acquired in-process research and development costs, $70.6 million attributable to the amortization of intangibles, and $42.4 million attributable to the increase in cost of revenues relating to the write-up of acquired inventory to fair value. There were no Third Wave expenses in the comparable nine-month period in fiscal 2008.

Based on a combination of factors, including the deterioration in the macro-economic environment, declines in the stock market and the decline in the price of the Company’s common stock, the Company experienced a significant decline in its market capitalization during the first quarter of fiscal 2009. As a result, the Company completed a goodwill impairment analysis using the two-step approach as required under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” in the second quarter of fiscal 2009 and determined that a portion of its goodwill was impaired. As a result, in the second quarter of fiscal 2009, the Company recorded a non-cash charge of $2.34 billion, which is included within operating loss in the Company’s Consolidated Statements of Operations for the nine months ended June 27, 2009.

In addition, the Company also recorded a charge of $4.1 million for the write-off of certain intangible assets and recorded such charge within cost of revenues in the Company’s Consolidated Statements of Operations for the nine months ended June 27, 2009. These non-cash charges are included in the non-GAAP adjustments in the financial information presented in this release. A further discussion of our non-GAAP fiscal 2009 results and guidance is included in the attachment to this press release.

As of June 27, 2009, total backlog for all products was $333.6 million.

“We continue to feel the ongoing impact of the economic environment, primarily within our Breast Health segment, however these results were in-line with our expectations,” said Jack Cumming, Chairman and Chief Executive Officer. “We are very pleased with the performance of our Diagnostics and GYN Surgical product lines as they once again experienced double-digit annualized sequential growth and also performed at or above expectations in the quarter. We are also very excited with the recent FDA approval of our Adiana Permanent Contraception System and are thrilled to be able to offer women a new alternative for their long-term contraception needs. Finally, we remain committed to developing new products to complement our current lines and fuel our long-term growth objectives, and our cash flows from operations and balance sheet continue to remain very strong.”

Third quarter revenue overview by segment:

•

Breast Health revenues, which include the Company’s Mammography, R2, Suros, MammoPad, DRC, AEG and MammoSite products, totaled $174.9 million for the third quarter of fiscal 2009 compared to $219.5 million for the same period in fiscal 2008. This decrease was primarily due to fewer Selenia systems sold, as well as product mix and configuration differences, resulting in a reduction in Selenia product revenues. This decrease was partially offset by an increase in service revenues related to our increased installed base of Selenia full field digital mammography systems and an increase in revenues from our breast biopsy products.

•

Diagnostics revenues, which include the Company’s ThinPrep products, Full Term Fetal Fibronectin test, and the recently acquired Third Wave products, totaled $139.5 million, including $10.3 million from Third Wave, for the third quarter of fiscal 2009. The third quarter marked the U.S. launch of our two Cervista HPV tests following FDA approval of our pre-market approval applications (PMA) for those products on March 13, 2009. As expected, the revenue contributions from these products were modest. As Third Wave was acquired in July 2008, the Company did not recognize any revenues from Third Wave in the third quarter of fiscal 2008. Total Diagnostics revenues in the third quarter of fiscal 2008 were $126.6 million and included the Company’s ThinPrep products and Full Term Fetal Fibronectin test.

•

GYN Surgical revenues, which include the Company’s NovaSure endometrial ablation system and the Adiana Permanent Contraception System, totaled $65.8 million for the third quarter of fiscal 2009 compared to $56.3 million for the third quarter of fiscal 2008. This increase was primarily due to an increase in the number of NovaSure systems sold in the third quarter of fiscal 2009. Adiana, which was approved by the FDA in July 2009, did not contribute any U.S. revenues in the third quarter of fiscal 2009 and international sales were modest as the launch overseas was limited.

•

Skeletal Health revenues, which include the Company’s osteoporosis assessment, mini C-arm and MRI product lines, decreased to $22.9 million for the third quarter of fiscal 2009 from $27.1 million for the third quarter of fiscal 2008. This decrease was primarily the result of decreased system sales of the osteoporosis assessment product line, which continues to face the difficult capital equipment buying environment in the U.S. and the ongoing effects of the reduction in reimbursement for osteoporosis assessment exams in the U.S.

FDA Approval of our Adiana Permanent Contraception System:

On July 6, 2009, the FDA approved the Company's PMA application for our Adiana Permanent Contraception System. The Adiana system is designed to provide women a minimally-invasive, non-incision alternative to traditional, surgical means of permanent contraception. Patients are normally able to return to work or resume their daily activities within one day. In contrast, traditional methods of permanent contraception, such as tubal ligation, require more invasive surgical procedures, usually are conducted in a hospital under general anesthesia and typically require four to five days of recovery. As a result, these more invasive surgical procedures can pose serious risk of complications. With the Adiana system, we are now able to provide physicians with another non-hormone, minimally-invasive treatment that addresses a significant issue for women in their post-childbearing years.

Financial Guidance:

We are reaffirming the low-end and tightening the top-end of our fiscal 2009 revenue guidance and increasing our earnings guidance. Our guidance for the remainder of fiscal 2009 reflects our current core products, as well as U.S. sales of our Cervista HPV and Adiana products, recognizing we are expecting only minimal sales of these products for the remainder of the fiscal year. In addition, certain of our GAAP guidance for fiscal 2009 includes the impairment charges we recorded during the second quarter (as discussed above):

Fourth Quarter Fiscal 2009 (Quarter ending September 26, 2009):

•

Fourth quarter fiscal 2009 revenues are expected to be approximately $390 million to $400 million, or comparable with the third quarter, reflecting the seasonality of international revenues, which tend to be lower during the summer months, as well as the typical seasonal decline in U.S. office visits impacting our Diagnostics and GYN Surgical segments during this period.

•

We expect EPS to be approximately $0.12 to $0.14 per diluted share and non-GAAP adjusted EPS to be approximately $0.25 to $0.27. This includes the results of Third Wave, which we expect to be dilutive to non-GAAP adjusted EPS by approximately $0.03 per share.

Fiscal 2009 (Year ending September 26, 2009):

•

Fiscal 2009 revenues are expected to be approximately $1.625 billion to $1.635 billion, driven primarily by an increase in revenues in our Diagnostics segment and from growth in our NovaSure product line, offset by anticipated decreases in our Breast Health segment, primarily related to our mammography product line including the Selenia full field digital system.

•

We expect net loss per diluted share to be approximately ($8.48) to ($8.50) and we expect non-GAAP adjusted EPS to be approximately $1.14 to $1.16. Included in this guidance are the full year results of Third Wave, which we expect to be dilutive to non-GAAP adjusted EPS by approximately $0.12 per share.

A reconciliation of our GAAP to non-GAAP fiscal 2009 projections is included as an attachment to this press release.

We may incur charges or realize gains during the remainder of fiscal 2009 that could cause actual results to vary from the guidance above. In addition, we are continuing to monitor the effects of the U.S. and general worldwide economic and regulatory conditions and related uncertainties, which, along with other uncertainties facing our business, could adversely affect our anticipated results.

Conference Call and Webcast:

Hologic’s management will host a conference call on Monday, August 3, 2009, at 5:00 p.m. (Eastern) to discuss third quarter fiscal 2009 operating results. Interested participants may listen to the call by dialing 877-719-9795 or 719-325-4836 for international callers, and referencing code 3579474 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, August 14, 2009, at 888-203-1112 or 719-457-0820 for international callers, access code 3579474. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website at www.hologic.com/investor shortly after the completion of the live broadcast. A PowerPoint presentation related to the conference call will be posted after the close of the market on Monday, August 3, 2009, on the investor relations page of the Company’s website at www.hologic.com/investor.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, permanent contraception, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, AEG, BioLucent, Cervista, Cytyc, MammoSite, MammoPad, NovaSure, R2, Selenia, Suros, ThinPrep and Third Wave and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the expected continued market challenges; the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales; the Company’s expectations regarding product development and the performance of existing products; the Company’s growth objectives; and the Company’s outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s revenues for any future period.

Other risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the continued U.S. and general worldwide economic conditions and related uncertainties, including the recent global financial turmoil and associated economic downturn; the Company’s reliance on third party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement; the Company’s ability to integrate its acquisitions and business combinations effectively; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company’s reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses and uncertainties relating to litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; general future legislative, regulatory, or tax changes; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company’s obligation to meet financial covenants and payment obligations under the Company’s financing arrangements and leases; and the Company’s ability to attract and retain qualified personnel.

The risks included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS
	June 27, 2009	September 27, 2008

CURRENT ASSETS:
Cash and cash equivalents	$243,721	$95,661
Restricted cash	911	3,629
Accounts receivable, net	279,811	321,299
Inventories	183,401	174,667
Deferred income tax assets	56,449	53,660
Prepaid expenses and other current assets	29,805	44,662

Total current assets	794,098	693,578

Property and equipment, net	277,640	283,975
Intangible assets, net	2,476,659	2,629,651
Goodwill	2,100,938	4,450,496
Other assets	68,910	76,932

	$5,718,245	$8,134,632

LIABILITIES AND STOCKHOLDERS’ EQUITY
	June 27, 2009	September 27, 2008

CURRENT LIABILITIES:
Current portion of notes payable	$25,355	$38,480
Accounts payable	49,785	59,590
Accrued expenses	119,757	154,746
Deferred revenue	92,048	78,559
Deferred gain	9,500	9,500

Total current liabilities	296,445	340,875

Notes payable, net of current portion	256,340	437,420
Convertible debt	1,725,000	1,725,000
Deferred income tax liabilities	918,603	920,838
Deferred revenue	11,111	10,777
Other long-term liabilities	55,573	57,453

Total long-term liabilities	2,966,627	3,151,488

STOCKHOLDERS’ EQUITY:
Common stock	2,568	2,564
Capital in excess of par value	4,879,428	4,853,837
Accumulated deficit	(2,428,821)	(217,644)
Accumulated other comprehensive income	3,431	4,945
Treasury stock, 214 shares, at cost	(1,433)	(1,433)

Total stockholders’ equity	2,455,173	4,642,269

	$5,718,245	$8,134,632

HOLOGIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	June 27, 2009	June 28, 2008
REVENUES	$403,120	$429,492

COSTS AND EXPENSES (1):
Cost of revenues	151,202	160,155
Cost of revenues – amortization of intangible assets	40,773	24,574
Research and development	23,407	20,966
Selling and marketing	58,928	68,483
General and administrative	37,039	35,043
Amortization of acquired intangible assets	13,025	6,267
Restructuring charge	—	6,383

	324,374	321,871

Income from operations	78,746	107,621

Interest income	206	604
Interest and other expense, net	(18,282)	(13,315)

Income before provision for income taxes	60,670	94,910
Provision for income taxes	19,670	33,531

Net income	$41,000	$61,379

Net income per common share:
Basic	$0.16	$0.24

Diluted	$0.16	$0.24

Weighted average number of common shares outstanding:
Basic	256,556	255,676

Diluted	258,908	259,390

(1)	Stock-based compensation included in costs and expenses during the three months ended June 27, 2009 was $913 for cost of revenues, $747 for research and development, $1,228 for selling and marketing and $5,122 for general and administrative. Stock-based compensation included in costs and expenses during the three months ended June 28, 2008 was $508 for cost of revenues, $553 for research and development, $907 for selling and marketing, $3,073 for general and administrative and $1,941 for restructuring.

HOLOGIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Nine Months Ended
	June 27, 2009	June 28, 2008
REVENUES	$1,234,367	$1,231,986

COSTS AND EXPENSES (1):
Cost of revenues	463,345	510,101
Cost of revenues – amortization of intangible assets	116,279	69,649
Cost of revenues – impairment of acquired intangible assets	4,065	—
Research and development	71,628	60,477
Selling and marketing	182,402	193,731
General and administrative	110,654	109,111
Amortization of acquired intangible assets	38,356	18,685
Restructuring charge	—	6,383
Impairment of goodwill	2,340,023	—
Impairment of acquired intangible assets	—	2,900
Acquired in-process research and development	—	370,000

	3,326,752	1,341,037

Loss from operations	(2,092,385)	(109,051)

Interest income	999	3,729
Interest and other expense, net	(57,542)	(64,487)

Loss before provision for income taxes	(2,148,928)	(169,809)
Provision for income taxes	62,249	71,435

Net loss	$(2,211,177)	$(241,244)

Net loss per common share:
Basic	$(8.62)	$(0.99)

Diluted	$(8.62)	$(0.99)

Weighted average number of common shares outstanding:
Basic	256,381	242,604

Diluted	256,381	242,604

(1)	Stock-based compensation included in costs and expenses during the nine months ended June 27, 2009 was $2,625 for cost of revenues, $3,095 for research and development, $4,005 for selling and marketing and $14,628 for general and administrative. Stock-based compensation included in costs and expenses during the nine months ended June 28, 2008 was $1,751 for cost of revenues, $1,782 for research and development, $2,402 for selling and marketing, $11,612 for general and administrative and $1,941 for restructuring.

HOLOGIC, INC.

RECONCILIATION OF EPS AND GAAP NET INCOME TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA

(Unaudited)

(In thousands, except earnings per share)

	Three Months Ended June 27, 2009		Three Months Ended June 28, 2008
EARNINGS PER SHARE
GAAP earnings per share- Diluted	$0.16		$0.24
Adjustments to net income (as detailed below)	0.13		0.09

Non-GAAP adjusted earnings per share- Diluted	$0.29	(1)	$0.33	(1)

NET INCOME
GAAP net income	$41,000		$61,379
Adjustments:
Fair value write-up of acquired Third Wave inventory	250		—
Amortization of intangible assets acquired since fiscal 2006	53,488		30,584
Restructuring charge	—		6,383
Income tax effect of reconciling items	(19,801	) (2)	(13,417	) (3)

Non-GAAP adjusted net income	$74,937		$84,929

EBITDA
Non-GAAP adjusted net income	$74,937
Interest expense, net	17,346
Provision for income taxes	39,471
Depreciation and amortization not adjusted above	16,917

Adjusted EBITDA	$148,671

EXPLANATORY NOTES:

(1)	Non-GAAP adjusted earnings per share was calculated based on 258,908 and 259,390 weighted average diluted shares outstanding for the three months ended June 27, 2009 and June 28, 2008, respectively.
(2)	To reflect an estimated effective tax rate of 34.5% on a non-GAAP basis.
(3)	To reflect an estimated effective tax rate of 35.6% on a non-GAAP basis.

HOLOGIC, INC.

RECONCILIATION OF EPS AND GAAP NET LOSS TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA

(Unaudited)

(In thousands, except earnings per share)

	Nine Months Ended June 27, 2009		Nine Months Ended June 28, 2008
EARNINGS PER SHARE
GAAP loss per share- Diluted	$(8.62)		$(0.99)
Adjustments to net loss (as detailed below)	9.51		1.89

Non-GAAP adjusted earnings per share- Diluted	$0.89	(1)	$0.90	(1)

NET LOSS
GAAP net loss	$(2,211,177)		$(241,244)
Adjustments:
Fair value write-up of acquired Third Wave and Cytyc inventory in fiscal 2009 and 2008, respectively	1,084		42,368
Amortization of intangible assets acquired since fiscal 2006	153,787		87,550
Impairment of goodwill	2,340,023		—
Stock-based compensation associated with the acceleration of vesting/modification of the terms of certain equity awards related to the Cytyc merger	—		4,925
Write-off of certain intangible assets acquired from Third Wave and Cytyc in fiscal 2009 and 2008, respectively	4,065		2,900
Restructuring charge	—		6,383
Acquired in-process research and development related to the Cytyc merger	—		370,000
Income tax effect of reconciling items	(58,512	) (2)	(51,142	) (3)

Non-GAAP adjusted net income	$229,270		$221,740

EBITDA
Non-GAAP adjusted net income	$229,270
Interest expense, net	52,058
Provision for income taxes	120,761
Depreciation and amortization not adjusted above	49,499

Adjusted EBITDA	$451,588

EXPLANATORY NOTES:

(1)	Non-GAAP adjusted earnings per share was calculated based on 258,574 and 247,678 weighted average diluted shares outstanding for the nine months ended June 27, 2009 and June 28, 2008, respectively.
(2)	To reflect an estimated annual effective tax rate of 34.5% on a non-GAAP basis.
(3)	To reflect an estimated annual effective tax rate of 35.6% on a non-GAAP basis.

Non-GAAP Financial Guidance:

This press release also includes estimates of future non-GAAP adjusted earnings and earnings per share. A reconciliation of these amounts to expected GAAP results is presented below:

	Three Months Ended September 26, 2009	Shares		Diluted Earnings per Share	Twelve Months Ended September 26, 2009		Shares		Diluted Earnings per Share
(In thousands, except per share amounts)
Projected GAAP Net Income (Loss)	$31,000 - $36,000	260,000		$0.12 - $0.14	$(2,175,000) - $(2,180,000)		256,500		$(8.48) - $(8.50)

Adjustments:
Fair value write-up of acquired inventory	—				1,167
Impairment of goodwill	—				2,340,023
Write-off of certain intangible assets	—				4,065
Cost of revenues—amortization of acquired
Intangible assets	39,000 (1)				154,000 (1)
Amortization of acquired intangible assets	13,000 (1)				51,000 (1)
Income tax effect of reconciling items	(18,000) (2)				(72,530)	(2)

Projected Non-GAAP Net Income	$65,000 - $70,000	260,000	(3)	$0.25-$0.27	$297,725 - $302,725		260,000	(3)	$1.14 - $1.16

Explanatory Notes:

(1)	To exclude the on-going, non-cash amortization of the intangible assets acquired.
(2)	To reflect an estimated effective tax rate of 34.5% for the fourth quarter and full year of fiscal 2009 on a non-GAAP basis.
(3)	To reflect estimated diluted weighted average shares outstanding of 260,000 for the fourth quarter and full year of fiscal 2009.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. The Company defines its non-GAAP net income to exclude the non-cash amortization of intangible assets acquired by the Company since 2006 and impairment of goodwill and intangible assets, other acquisition-related charges, such as charges associated with the write-off of acquired in-process research and development and the write-up of acquired inventory to fair value, and other one-time, nonrecurring, unusual or unanticipated charges, expenses or gains. As set forth in the applicable reconciliation tables above, non-GAAP adjusted net income and non-GAAP adjusted EPS for the periods presented exclude the following items from GAAP net income (loss) and EPS: (i) non-cash expenses associated with the Company’s recent acquisitions, including the write-off of goodwill and intangible assets, amortization of intangible assets, stock-based compensation expense associated with the termination of acquired employees, acceleration of the vesting or other modification of the terms of equity awards as a result of an acquisition, and the write-off of acquired research and development; (ii) the increase in cost of revenues resulting from the write-up of acquired inventory sold during the applicable period and (iii) restructuring charges. The Company’s non-GAAP adjusted EBITDA excludes from its GAAP net income (loss) (i) the items excluded in its calculation of adjusted net income, (ii) interest expense, net, (iii) provision for income taxes, and (iv) depreciation and amortization expense not otherwise excluded in calculating its non-GAAP adjusted net income.

The Company believes the use of non-GAAP adjusted net income and non-GAAP EPS are useful to investors in comparing the results of operations in fiscal 2009 to the comparable period in fiscal 2008 by eliminating certain of the more significant effects of the acquisitions that took place since fiscal 2006. These measures also reflect how the Company manages the business internally and sets operational goals, and forms the basis of certain of its management incentive programs. In addition to the adjustments set forth in the calculation of the Company’s non-GAAP adjusted net income, its non-GAAP adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. The items excluded from the Company’s calculation of its non-GAAP adjusted EBITDA presented herein are also excluded in the calculation of its non-GAAP adjusted EBITDA under its senior secured borrowing arrangements and used by the Company and its lenders in determining its compliance with its financial covenants under those arrangements. When analyzing the Company’s operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income (loss) or EPS prepared in accordance with GAAP.